Suite 950, 650 West Georgia Street
P.O. Box 11587
Vancouver, British Columbia
Canada V6B 4N8

Stephen F.X. O’Neill	Michael F. Provenzano	Telephone: (604) 687-5792
Alan H. Finlayson	Christian I. Cu	Facsimile: (604) 687-6650
Charles C. Hethey

Northwest Law Group is an association of independent lawyers and law corporations

File #0332

November 1, 2011

CANYON COPPER CORP.
Suite 408 - 1199 West Pender Street
Vancouver, BC V6E 2R1

Attention: Anthony Harvey, Chairman, CEO and Director

Dear Sirs:

RE:	CANYON COPPER CORP.
	-	Amended and Restated 2009 Stock Option Plan
	-	Legal Opinion

We have acted as counsel to Canyon Copper Corp., a Nevada corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) of 6,839,693 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), which may be issued upon the exercise of stock options (the “Stock Options”) granted under the Company’s Amended and Restated 2009 Stock Option Plan (the “Plan”).

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) copies of the Company’s Articles of Incorporation, as amended; (c) the Company’s Amended and Restated Bylaws dated May 4, 2011; (d) certain records of the Company’s corporate proceedings, including minutes and resolutions of the Board of Directors approving the Registration Statement and the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. We have also relied, without investigation, on an officers’ certificate provided by Anthony Harvey, the Company’s Chairman and Chief Executive Officer, Benjamin Ainsworth, the Company’s President and Secretary, and Kurt Bordian, the Company’s Chief Financial Officer and Treasurer.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)	Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

(b)

We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers and directors of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

November 1, 2011

(c)

We have assumed that each of the statements made and certified in the Officers’ Certificate provided by Mr. Harvey, Mr. Ainsworth and Mr. Bordian was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof; and

(d)

We have assumed (i) the Stock Options have been or will be granted in accordance with the terms and conditions of the Plan, and (ii) that at the time the Company is or becomes obligated to issue any Shares upon the exercise of Stock Options granted under the Plan, the Company will have adequate authorized and unissued shares of common stock to fulfill such obligations, and will be in good standing with the Nevada Secretary of State.

Based upon the foregoing and subject to the above qualifications, we are of the opinion that the Shares, when issued upon the exercise of the Stock Options in accordance with the terms and conditions thereof and the terms and conditions of the Plan, and upon the receipt by the Company of the aggregate exercise price for the Stock Options being exercised, provided that such aggregate exercise price is not less than the aggregate par value of the Shares so issued, will be validly issued, fully paid and non-assessable shares in the Company’s common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ O’Neill Law Corporation

O'NEILL LAW CORPORATION*

* O’Neill Law Corporation is a member of Northwest Law Group